PROSPECTUS                                           PURSUANT TO RULE 424(b)(2)
                                                     REGISTRATION NO. 333-84051

                       CBT GROUP PUBLIC LIMITED COMPANY


                     4,384,946 American Depository Shares
                    Representing 4,384,946 Ordinary Shares

                               -----------------

     This prospectus relates to the offering of our American Depository Shares, or ADSs, held by certain selling shareholders. See "Selling Shareholders". These selling shareholders may sell the shares from time to time. Each ADS represents one of our ordinary shares. We will pay certain of the expenses of this offering; however, the selling shareholders will bear the cost of all brokerage commissions and discounts. We will not receive any proceeds from the sale of shares by the selling shareholders.

     The selling shareholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges. The selling shareholders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.

     Our ADSs are quoted on the Nasdaq National Market under the symbol "CBTSY." On September 9, 1999, the closing price of our ADSs on the Nasdaq National Market was $25.75 per share.

                               -----------------

                     INVESTING IN OUR ADSs INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               -----------------

     The Securities and Exchange Commission may take the view that, under certain circumstances, the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the ADSs may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                               -----------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

              The date of this prospectus is September 9, 1999

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Enforcement of Civil Liabilities under United States Federal Securities Law..   1
Where You Can Find More Information..........................................   1
Currency of Presentation.....................................................   2
The Company..................................................................   2
Forward-Looking Statements...................................................   3
Risk Factors.................................................................   4
Use of Proceeds..............................................................  10
Selling Shareholders.........................................................  10
Legal Matters................................................................  13
Experts......................................................................  13

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAW

     We are a public limited company incorporated under the laws of the Republic of Ireland. Some of our directors and officers and experts named in this prospectus are non-residents of the United States and are located outside the United States. A significant portion of our assets are also located outside the United States. If investors want to bring lawsuits against these persons, the investors may not successfully effect service of process within the United States upon these persons. In addition, the investors may not successfully enforce judgements against them for liabilities based on United States law, including federal securities law. Even if the investors bring lawsuits against these persons in courts in the Republic of Ireland, the investors may not succeed in enforcing judgements based solely upon United States law, including the federal securities laws.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Our annual report, as amended on Form 10-K/A, for the fiscal year ended December 31, 1998;
     . Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1999;
     . Our current report, as amended on Form 8-K/A, dated June 18, 1999; and . The description of our ordinary shares contained in our registration statement on Form 8-A filed on March 9, 1995 and amended on April 10, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

     Investor Relations
     CBT Group Public Limited Company
     900 Chesapeake Drive
     Redwood City, California 94063
     (650) 817-5900

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state which does not permit the offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           CURRENCY OF PRESENTATION

     We present our financial statements in U.S. dollars and have them prepared in accordance with generally accepted accounting principles in the United States. In this prospectus, references to "dollars" or "$" are to U.S. dollars, references to "IR(Pounds)" are to Irish pounds, references to "pence" or "p" are to Irish pence, and references to "Stg(Pounds)" are to U.K. pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are in dollars.

                                  THE COMPANY

     We are a leading provider of interactive education software designed to meet the information technology education and training needs of businesses and organizations worldwide. We develop, publish and market a comprehensive library of 837 software titles as of the end of 1998. These software titles cover a range of client/server, mainframe, Internet and intranet technologies. Almost 2,000 of the world's leading corporations use our products to train employees to develop and apply mission-critical technologies in the workplace. We work with leading software companies to develop and market vendor-specific training, including the following:

Cisco Systems, Inc.;              Netscape Communications                Intel Corporation;
Informix Corporation;             Corporation;                           Centra Software;
Lotus Development Corporation;    Novell, Inc.;                          Sybase, Inc.; and
Marimba, Inc.;                    Oracle Corporation;                    the IBM-Netscape-Sun
Microsoft Corporation;            SAP America, Inc.;                     Microsystems, Inc. collaborative
                                  Rational Software;                     Java education effort.

We have also formed the Internet Security Training Consortium with the following companies to address the Internet security training needs of enterprises worldwide:

Check Point Software              the Javasoft business unit of Sun      RSA Data Security, Inc.;
Technologies, Inc.;               Microsystems, Inc.;                    Security Dynamics Technologies,
Cisco;                            Lotus, Netscape;                       Inc.;
IBM;                              Network Associates, Inc.               Hewlett Packard Company; and
Intel;                            (formerly McAfee Associates,           VeriSign, Inc.
                                  Inc.);

     As a result of the acquisition of Knowledge Well Limited and Knowledge Well Group Limited (collectively, "Knowledge Well") in June 1999, we have expanded our portfolio of education software to include software that delivers business, management and professional education skills and/or courses. These products provide education and training managers with a flexible, cost-effective solution that allows them to make education and training available to employees anytime, anywhere. We deliver the software components of these courses over intranets and local area networks and on CD-ROMs. These products are designed to provide a self-paced education and training solution which allows students to obtain degrees and/or other credentials from outside the college campus.

     We were incorporated under the laws of the Republic of Ireland. Our principal executive offices are located at 900 Chesapeake Drive, Redwood City, California 94063, and the telephone number at that location is (650) 817-5900.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and in documents that we have incorporated by reference into this prospectus. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those expressed in these forward-looking statements.

     Forward-looking statements include information concerning our possible or assumed future results of operations as well as statements that include the words "believe," "expect," "anticipate," "intend" or similar expressions. You should understand that certain important factors, including those set forth in "Risk Factors" below and elsewhere in this prospectus and the documents that we have incorporated by reference into this prospectus, could affect our future results of operations and could cause those results to differ materially from those expressed in our forward-looking statements. In connection with these forward-looking statements, you should carefully review the risks set forth in this prospectus and the documents incorporated into this prospectus.

                                  RISK FACTORS

     Purchasing our ADSs involves a high degree of risk and is speculative in nature. You should carefully consider the following risk factors, in addition to the other information contained in the documents incorporated by reference herein before purchasing our ADSs.

Our operating results have fluctuated and will likely fluctuate in the future, which may result in volatility in the price of our ADSs.

     We have in the past experienced fluctuations in our quarterly operating results and anticipate that such fluctuations will continue. Fluctuations could also intensify in the future. In turn, fluctuations in operating results may result in volatility in the price of our ADSs. For example, our revenue for the quarter ended September 30, 1998 did not increase at a rate comparable to prior quarters. As a direct result, the trading price of our ADSs decreased rapidly and significantly, having an extreme adverse effect on the value of an investment in our securities.

     Although we were profitable in each of the last twelve quarters (before deducting one-time acquisition charges and amortization of intangibles in connection with the acquisition of Knowledge Well last quarter), our profitability may not continue in the future. The levels of profitability, if any, may also vary significantly among quarterly periods. Our operating results may fluctuate as a result of many factors, including:

     .  size and timing of orders and shipments;
     . mix of sales between products we develop solely and products developed through development and marketing alliances;
     .  royalty rates;
     .  the announcement, introduction and acceptance of new products;
     .  product enhancements and technologies by us and our competitors;
     . mix of sales between our field sales force, other direct sales channels and indirect sales channels;
     .  competitive conditions in the industry;
     .  loss of significant customers;
     .  delays in availability of existing or new products;
     .  spending patterns of our customers;
     .  litigation costs and expenses;
     .  currency fluctuations; and
     .  general economic conditions.

     We set our expense levels primarily based on our expectations regarding future revenues. We cannot change our expense levels quickly in the short term. If we generate less revenue than expected, we may not adjust spending in a timely manner to compensate for the revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on our results of operations. This risk materialized in the third quarter of 1998, when a shortfall in revenues as against our expectations dramatically negatively affected profit. In addition, profit has continued to be negatively affected since that time by our strategic decision not to significantly reduce our cost base. We expect these effects to continue for at least the next quarter.

The loss of any of our key executives may adversely affect the management of our business.

     On October 1, 1998, Mr. James J. Buckley, our Chairman and Chief Executive Officer, and Mr. Richard Y. Okumoto, our Senior Vice President of Finance and Chief Financial Officer, stepped down from their respective positions. A newly formed management committee then replaced Mr. Buckley and Mr. Okumoto on an interim basis. Effective December 10, 1998, we appointed Mr. William G. McCabe as Chairman of the Board and Mr. Gregory M. Priest as President and Chief Executive Officer. Both Mr. McCabe and Mr. Priest served on the interim management committee that had managed our business since October 1, 1998. Failure to retain these and other executives, or the loss of certain additional senior management personnel or other key employees, could have a material adverse effect on our business and future business prospects.

We need to hire and retain sales, technical and other personnel for our current and future business development, but may face difficulty in doing so.

     Our future success depends on the continued service of our key sales, product development and additional operational personnel and on our ability to attract, motivate and retain highly qualified employees. In addition, we depend on writers, programmers and graphic artists, as well as third-party content providers. We expect to continue to hire additional product development, sales and marketing, information service and accounting staff. However, we may not succeed in attracting, retaining or motivating key personnel. In particular, our recent adverse operating results, stock price performance and management changes could create uncertainties that could materially adversely affect our ability to attract and retain key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon our current business, new product development efforts and future business prospects.

We face intense competition in the marketplace.

     Many companies compete intensely in the information technology education and training market, and we expect this competition to increase. We expect that, because of the lack of significant barriers to entry into this market, new competitors may also enter the market. In addition, larger companies are competing with us in the information technology education and training market, in part through the acquisition of our competitors, and we expect this trend to continue. The competitors may also include publishing companies and vendors of application software, including those vendors with whom we have formed development and marketing alliances.

     We compete primarily with:

     . third-party suppliers of instructor-led information technology education and training;
     .  internal training departments; and
     . other suppliers of information technology education and training, including several companies that produce interactive software training.

     To a lesser extent, we also compete with consultants, value-added resellers and network integrators. Certain of these value-added resellers also market other products that compete with our products. We expect that, as organizations increase their dependence on outside suppliers of training, we will face increasing competition from these other suppliers as information technology education and training managers more frequently compare training products provided by outside suppliers.

     Many of our current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, than we. In addition, the information technology education and training market is characterized by significant price competition, and we expect to face increasing price pressures from competitors as information service managers demand more value for their training budgets. Accordingly, we may not provide products that compare favorably with new instructor-led techniques or other interactive training software. Competitive pressures may also require us to reduce our prices significantly.

The future prospects for our business, management and professional education software products depend upon a new and rapidly evolving market.

     With the acquisition of Knowledge Well, we have made a strategic decision to invest in, and allocate resources to, the development, marketing, sale and support of business, management and professional education software. The market for this software is new and rapidly evolving. Accordingly, the future prospects for our business, management and professional education software products, as well as our ability to realize a return on our existing and future investment in this business, will depend upon whether a robust market for these products develops and is sustained and on our ability to develop and implement products that address emerging market requirements.

We must develop new products to keep pace with the evolving information technology education and training market.

     The market for information technology education and training is rapidly evolving. New methods of providing interactive education in a technology based format constantly come into the marketplace, including intranet and internet technologies. Many of these new technologies will involve new and different business models and contracting mechanisms. In addition, multimedia and other product functionality features are being added to the educational software. Accordingly, our future success will depend upon, among other factors, the extent to which we can develop and implement products which address these emerging market requirements. We may not succeed in meeting changing market needs.

We face seasonal trends which may affect our revenues and profits in different parts of a year.

     The software industry generally, and we in particular, face seasonal revenue fluctuations, based in part on customers' annual budgetary cycles and in part on the annual nature of sales quotas. These seasonal trends have in the past caused revenues in the first quarter of a year to be less, perhaps substantially so, than revenues for the immediately preceding fourth quarter. We expect this trend to continue in the future. In addition, we have in past years added significant headcount in the sales and marketing and research and development functions in the first quarter, and to a lesser extent, the second quarter. Because these headcount additions do not immediately contribute significant revenues, our operating margins in the earlier part of the year tend to be significantly lower than in the later parts of the year. Because of the issues affecting our third, fourth and first quarter results, which will continue to negatively affect us for at least the next quarter, we expect operating margins to continue to be lower than prior years for at least the next quarter. Many software companies also experience a seasonal downturn in demand during the summer months. These or other seasonal trends may have a material adverse effect on our results of operations.

A weak economy would lower the demand for computer software and services, including ours.

     The revenue growth and profitability of our business depends on the overall demand for computer software and services as well as new developments within the information technology industry. The demand for computer software and services depends on general economic and business conditions. Thus, a weakening of the global economy could result in decreased revenues or decelerating growth rates.

We have made acquisitions and will likely acquire other companies in the future. We may not successfully integrate acquired businesses or manage expanding operations.

     We have recently experienced rapid expansion of our operations, which has placed, and is expected to continue to place, significant demands on our administrative, operational and financial personnel and systems. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions. We will also need to implement and improve our operational, financial control and reporting systems. In particular, we require significant improvement in our order entry and fulfillment and management information systems in order to support our expanded operations. Failure to respond to and manage changing business conditions could materially and adversely affect our business and results of operations.

     As a result of the consummation of a number of acquisitions, our operating expenses have increased. We may not complete the integration of these businesses in a timely fashion, or at all. The revenues from the acquired businesses may not support the costs associated with those businesses without adversely affecting our operating margins. Any failure to successfully complete the integration in a timely fashion or to generate sufficient revenues from the acquired businesses could have a material adverse effect on our business and results of operations.

     For example, on May 29, 1998, we acquired The ForeFront Group, Inc., a Houston based provider of high quality, cost-effective, computer-based training products and network utilities for technical professionals. The successful combination of CBT and ForeFront, including the operation of ForeFront as an autonomous subsidiary of CBT, has required and will continue to require substantial effort from each company. We have experienced some difficulties in the integration of ForeFront and CBT, in particular with the integration of the two companies' sales operations. These difficulties contributed to our failure to achieve our internal revenue expectations in the third quarter of 1998. These difficulties could continue to have a material negative effect on future results. In addition, in June 1999, we acquired Knowledge Well. Knowledge Well provides interactive software that delivers business, management and professional education skills and/or courses. Although the software delivery systems are similar, we and Knowledge Well developed distinct architectures for our respective products. Successful integration of these architectures will require substantial effort. Difficulties in combining the companies, products and technologies could have an adverse impact on our ability to fully benefit from our existing and future investment in this business and on the future prospects for our business, management and professional education software products.

Future acquisitions could adversely affect our results of operations.

     We regularly evaluate acquisition opportunities and will likely to make acquisitions in the future. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our results of operations. Product and technology acquisitions entail numerous risks, including:

     . difficulties in the assimilation of acquired operations, technologies and products;
     .  diversion of management's attention to other business concerns;
     . risks of entering markets in which we have no or limited prior experience; and
     .  the potential loss of key employees of acquired companies.

     Our management has had limited experience in assimilating acquired organizations and products into our operations. We may not integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future, and the failure to do so could have a material adverse effect on our results of operations.

We may have to pay higher taxes in foreign countries in the future if the local tax rates change.

     Certain of our subsidiaries have significant operations and generate significant taxable income in Ireland, and some of our Irish subsidiaries pay taxes at rates substantially lower than those in effect in the United States and in other countries in which we have operations. The extent of the tax benefit could vary from period to period, and we, including our subsidiaries, may face higher taxes in the future.

Because we conduct our business throughout the world, fluctuations in the relative value of U.S. and foreign currencies could lead to exchange losses.

     We prepare our consolidated financial statements in dollars, although several of our subsidiaries have functional currencies other than the dollar. In addition, a significant portion of our revenues and our subsidiaries' revenues, costs and assets are denominated in currencies other than their respective functional currencies. We have significant subsidiaries in the United Kingdom, Australia, the Netherlands, Canada and Germany whose functional currencies are their local currencies and the majority of whose sales and operating expenses other than cost of goods sold are denominated in their respective local currencies. In addition, our Irish subsidiaries, whose functional currency is the U.S. dollar, incur substantial operating expenses denominated in Irish pounds. Fluctuations in exchange rates may have a material adverse effect on our results of operations, particularly our operating margins, and could result in exchange losses. We cannot predict the impact of future exchange rate fluctuations on our results of operations.

The conversion to the Euro could negatively impact our business.

     The participating members of the European Union adopted the Euro as the common legal currency on January 1, 1999. On that same date they established the fixed conversion rates between the existing sovereign currencies and the Euro. We base our research and development operation, as well as a number of sales operations, in Europe. We do not believe that the Euro conversion will have a material impact on our business and financial condition, but we cannot determine its impact, which may indeed adversely affect us.

"Year 2000" problems could materially adversely affect our business.

     General. In the past, many information technology products were designed with two digit year codes that are unable to determine the correct century for a particular year. As a result, these hardware and software products may not function or may give incorrect results in and beyond the year 1999. This problem has been generally referred to as the "Year 2000" problem.

     Our Products. We have tested almost all of our generally available current products and have determined that such products do not have the Year 2000 problem, except for certain older products which presently have relatively small demand (such as DOS based products). We have not specifically tested software obtained from third parties which is incorporated in our products, but plan to seek assurances from these third parties that their software is Year 2000 ready. Despite our testing or assurances from third party software providers, our products may contain undetected errors or defects because of the Year 2000 problem. This may result in delay or loss of revenue, diversion of development resources, damage to our reputation, costs for third party damage claims, or increased service costs, any of which could impair our finances or business prospects.

     Our Information Systems. Although we plan to implement information systems and programming changes necessary to adequately address issues raised by the Year 2000 problem, we may fail to timely identify or address all problems. Our inability to timely implement such changes could have a material adverse effect on future results of operations.

     Our Customers. We presently have only minimal information concerning the Year 2000 readiness of our customers. If our current or future customers fail to achieve Year 2000 readiness or if they divert or delay technology expenditures to focus on or in connection with preparing their business for the Year 2000, capital expenditure, software investment and training budgets may be delayed or spent on remediation efforts rather than information technology training. Such a delay in software investment or diversion of software investment or training funds could reduce the demand for our products both (a) directly, if current and potential customers allocate less funds to information technology training, and
(b) indirectly, by delaying the purchase and implementation of new systems. This could adversely affect our future revenues.

     International Operations. We have facilities, operations, and customers located throughout the world. Some commentators have reported that some countries, and organizations within those countries, are not acting intensively to remediate the Year 2000 problem. To the extent that the businesses and governments in countries where we do business do not work intensively at remediation of the Year 2000 problem, we may suffer significant interruptions or delays in our operations and business. This could have a material adverse effect on our future results of operations.

     External Forces. We also face external forces that might affect industry and commerce generally, such as Year 2000 readiness failures at utility, transportation, telecommunication, and Internet provider companies and related service interruptions. In addition, because we have facilities, operations, and customers located throughout the world, our operations and financial results may be impacted more severely than those of other businesses by the failure of our internal network or by the temporary loss of telecommunication systems or the Internet generally.

     No Contingency Plan. We have not yet developed a contingency plan to address situations that may result if we cannot achieve Year 2000 readiness of our critical operations. The cost of developing or implementing such a plan may itself be material.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale from time to time of the ADSs. All proceeds from the sale of the ADSs will go to the account of the selling shareholders. See "Selling Shareholders" and "Plan of Distribution" below.

                             SELLING SHAREHOLDERS

     The following table lists, as of July 12, 1999, (i) the name of each of the selling shareholders, (ii) the number of ADSs and ordinary shares that each such selling shareholder beneficially owned, (iii) the number of ADSs owned by each selling shareholder that may be offered for sale from time to time by this prospectus, and (iv) the number of ADSs and ordinary shares to be held by each such selling shareholder assuming the sale of all the ADSs offered under this prospectus. Except as indicated, none of the selling shareholders has held any dposition or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our ADSs. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                                           Shares          Shares Which May        Shares Beneficially Owned
                                                        Beneficially     be Sold Pursuant to           After Offering(2)
                                                                                                   -----------------------------
                Selling Shareholder                       Owned(1)         this Prospectus           Number          Percent (%)
--------------------------------------------------    ----------------  ----------------------     -----------   --------------
William G. McCabe(3)...............................        3,445,066            3,076,184              368,882           *
Gregory M. Priest(4)...............................          592,234              357,396              234,838           *
William B. Lewis(5)................................          210,489               84,128              126,361           *
Jefferey N. Newton(6)..............................          180,298               84,127               96,171           *
Gary Glatz(7)......................................          143,911              120,426               23,485           *
John Todd..........................................           75,432               75,432                    -           *
John Grillos and Patricia Grillos(8)...............           85,820               80,820                5,000           *
Bill Beamish(9)....................................          443,384              353,592               89,792           *
Itech Partners L.P.................................           35,920               35,920                    -           *
Ronald Conway and Gayle Conway (as trustees of the
 Conway Family Trust)(10)..........................           65,273               16,837               48,436           *
Morten Weaver (11).................................          104,028              101,027                3,001           *
Glatz Charitable Trust.............................           10,947               10,947                    -           *
Enterprise Ireland.................................           10,000               10,000                    -           *
Card Clear Plc (Directors Pension Scheme)..........            7,015                7,015                    -           *
The Monument Trust Company Limited (as trustee of
 the Venture Trust)................................            7,015                7,015                    -           *

     Total.........................................        5,380,912            4,384,946              995,966         1.9%

___________________________
*Indicates less than one percent.
(1) Each ADS represents one ordinary share. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 12, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2) Assumes the sale of all ADSs offered under this prospectus. Calculated based on 48,509,043 ordinary shares outstanding as of July 12, 1999.
(3) Includes 1,003,881 shares covered by stock options and other contractual rights to acquire ordinary shares exercisable within sixty (60) days of July 12, 1999 and 2,088,299 shares held in the name of Peregrine Company Managers Limited on behalf of Bentico Trading Limited, a company controlled by a family trust established by Mr. McCabe. Mr. McCabe disclaims beneficial ownership of the 2,088,299 shares held on behalf of Bentico Trading Limited within the meaning of Rule 13d-3 of the Exchange Act. Mr. McCabe is our Chairman of the Board.
(4) Includes 306,738 shares covered by stock options and other contractual rights to acquire ordinary shares exercisable within sixty (60) days of July 12, 1999. Mr. Priest is our President, Chief Executive Officer and director.
(5) Includes 93,966 shares covered by stock options exercisable within sixty days of July 12, 1999 and 84,128 shares held in the name of Molyneux Secretarial Services Limited on behalf of Mr. Lewis. Mr. Lewis is our Executive Vice President, Global Field Sales.

(6) Includes 96,171 shares covered by stock options exercisable within sixty days of July 12, 1999, 70,106 shares held in the name of Molyneux Secretarial Services Limited on behalf of Mr. Newton, and 14,021 shares held in the name of Finite Properties Limited, on behalf of Tanque Verde Trust, a discretionary trust. Mr. Newton disclaims benefical ownership of the shares held by Finite Properties Limited. Mr. Newton is our Executive Vice President, Global Channel Sales.
(7)  Includes 2,000 shares covered by stock options exercisable within sixty
     (60) days of July 12, 1999 and 10,947 shares held by the Glatz Family Partnership.
(8)  Includes 5,000 shares covered by stock options exercisable within sixty
     (60) days of July 12, 1999 and 35,920 shares owned by Itech Partners, L.P., of which Mr. Grillos is the sole general partner. Mr. Grillos disclaims beneficial ownership of the shares held by Itech Partners except to the extent of his pecuniary interest in the partnership. Mr. Grillos is our Executive Vice President, Chief Operating Officer and director.
(9)  Includes 89,792 shares covered by stock options exercisable within sixty
     (60) days of July 12, 1999 and 314,304 shares held in the name of Peregrine Company Managers Limited on behalf of Mr. Beamish. Mr. Beamish is our Executive Vice President, Product Strategy.
(10) Includes 48,436 shares covered by stock options exercisable within sixty
     (60) days of July 12, 1999.
(11) Includes 3,001 shares covered by stock options exercisable within sixty
     (60) days of July 12, 1999 and 101,027 shares held in the name of Peregrine Company Managers Limited on behalf of Mr. Weaver. Mr. Weaver is our former Vice President of Sales for Asia Pacific.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell the ADSs covered by this prospectus from time to time. The selling shareholder's pledgees, donees, transferees or other successors in interest that receive such ADSs as a gift, partnership distribution or other non-sale related transfer may likewise offer and sell the ADSs from time to time. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the ADSs on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling shareholders may sell the ADSs by one or more of the following means of distribution: (a) a block trade in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. We may amend this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our ADSs in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our ADSs short and redeliver the shares covered by this prospectus to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the ADSs offered under this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge the ADSs registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged ADSs pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling shareholder may also sell the ADSs under Rule 144 of the Securities Act rather than pursuant to this prospectus if the shares so qualify for resale under Rule 144.

     In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the ADSs covered by this prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the ADSs will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules set forth in Regulation M under the Exchange Act may apply to sales of the ADSs in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the ADSs covered by this prospectus. The selling shareholders may indemnify

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

any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of the ADSs covered by this prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The selling shareholders may or may not sell all or any of the ADSs covered by this prospectus. Certain of the selling shareholders, including Messrs. McCabe and Priest, have agreed from the closing of the our acquisition of Knowledge Well to October 1, 1999, not to dispose of any of our ordinary shares issued in the acquisition or upon exercise of options assumed by us in connection with the acquisition without the prior written consent of the members of our board of directors who are not former shareholders of Knowledge Well. Additionally, these individuals have agreed from October 1, 1999 to October 1, 2000, not to dispose of more than 50% of these ordinary shares without the prior written consent of the members of our board of directors who are not former shareholders of Knowledge Well.

     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until (i) the selling shareholders can sell the registered ADSs in a three-month period in accordance with Rule 144 under the Securities Act or (ii) June 18, 2001, whichever is earlier. We intend to de-register any of the shares not sold by the selling shareholders at the end of such period; however, at that time, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 LEGAL MATTERS

     The validity of the ordinary shares represented by the ADSs offered by this prospectus will be passed upon by Binchys, Solicitors, our Irish legal counsel.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our annual report, as amended on Form 10-K/A, for the year ended December 31, 1998 have been so incorporated in reliance on the reports of Ernst & Young, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Our consolidated financial statements incorporated in this prospectus by reference to our current report, as amended on Form 8-K/A, dated June 18, 1999, have been so incorporated in reliance on the reports of Caplin Meehan, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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